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                                  EXHIBIT 5.1
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                             DAVIS POLK & WARDWELL

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
     450 LEXINGTON AVENUE            1 FREDERICK'S PLACE          17-22, AKASAKA 2-CHOME
     NEW YORK, N.Y. 10017              LONDON EC2R 8AB             MINATO-KU, TOKYO 107
            ------                 TELEPHONE 0171-418 1300                ------
      1300 I STREET, N.W.             FAX 0171-418 1400                  MESSKTURM
    WASHINGTON, D.C. 20005                                        60308 FRANKFURT AM MAIN
            ------                    WRITER'S DIRECT:                    ------
    4, PLACE DE LA CONCORDE                                           3A CHATER ROAD
          75000 PARIS                                                    HONG KONG
            ------
  PARTNERS RESIDENT IN LONDON
    CHARLES S. WHITMAN, III
        DAVID M. WELLS
         PAUL KUMLEBEN
       RANDALL D. GUYNN
        THOMAS J. REID
         JOHN D. PATON
      MARGARET E. TAHYAR
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                                                               February 18, 1998

Airplanes Limited
18 Grenville Street
St. Helier
Jersey JE4 8PX
Channel Islands
Airplanes U.S. Trust
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-0001
Ladies and Gentlemen:

     We have acted as special United States counsel for Airplanes Limited, a public limited liability company incorporated in Jersey ("Airplanes Limited") and Airplanes U.S. Trust, a Delaware business trust ("Airplanes Trust" and, together with Airplanes Limited, "Airplanes Group") in connection with the issuance by Airplanes Pass Through Trust (the "Trust") of refinancing certificates (the "1998 Refinancing Certificates") representing fractional undivided beneficial interests in corresponding classes and subclasses of notes (collectively, the "1998 Refinancing Notes"), the proceeds of which will be used to refinance certain of Airplanes Groups' outstanding Pass Through Trust Certificates. The 1998 Refinancing Notes will be issued by Airplanes Limited pursuant to a supplement to the trust indenture (the "Airplanes Limited Indenture") among Airplanes Limited, Airplanes Trust and Bankers Trust Company, as trustee, and by Airplanes Trust pursuant to a supplement to the trust indenture (the "Airplanes Trust Indenture") and, together with the Airplanes Limited Indenture, the "Trust Indentures") among Airplanes Trust, Airplanes Limited and Bankers Trust Company, as trustee, dated March 28, 1996. Airplanes Limited and Airplanes Trust have fully and unconditionally guaranteed (the "Guarantees") the other's obligations under each class or subclass of Notes. The Certificates will be purchased and sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, GPA Group plc, Morgan Stanley & Co. Incorporated and the several underwriters named in
Schedule I to the Underwriting Agreement (collectively, the "Underwriters").

THE PRINCIPAL PLACE OF BUSINESS OF THE PARTNERSHIP IN GREAT BRITAIN IS THE
   ADDRESS SET FORTH ABOVE AT WHICH A LIST OF THE PARTNERS' NAMES IS OPEN FOR
                                  INSPECTION.
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     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Memorandum and Articles of Association of the Company, as amended; (b) the Amended and Restated Airplanes U.S. Trust Agreement; (c) the Underwriting Agreement; (d) supplements to the Pass Through Trust Agreement (the "Trust Agreement") among Airplanes Limited, Airplanes U.S. Trust and Bankers Trust Company, as trustee, and supplements to the Trust Indentures; (c) the Registration Statement on Form S-1 (Registration No. 33-43453) that Airplanes Limited and Airplanes Trust are filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the registration of the Certificates (the "Registration Statement"); (f) the draft preliminary prospectus (the "Prospectus") and (g) the form of each class or subclass of the 1998 Refinancing Certificates. We have assumed that each of the documents referred to in clauses
(a), (b), (c), (d) and (g) above will be executed and delivered by the relevant parties thereto in substantially the form reviewed by us.

     Based upon the foregoing, we are of the opinion as follows:

          (1) when the supplements to the Trust Indentures referred to above have been duly authorized, executed and delivered by the parties thereto, the 1998 Refinancing Notes have been duly authorized by Airplanes Limited and Airplanes Trust, the Guarantees have been duly authorized by Airplanes Limited and Airplanes Trust and the 1998 Refinancing Notes have been duly executed and authenticated in accordance with the Trust Indentures and duly delivered to and paid for by the Trust (a) the 1998 Refinancing Notes will constitute valid and binding obligations of Airplanes Limited and Airplanes Trust and (b) the Guarantees will constitute valid and binding obligations of Airplanes Limited and Airplanes Trust; and

          (2) when the supplements to the Trust Agreement have been duly authorized, executed and delivered by the parties thereto, the 1998 Refinancing Certificates have been duly authorized executed and authenticated in accordance with the Trust Agreement, delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement and issued and sold by the Trust as contemplated by the Registration Statement, the 1998 Refinancing Certificates will be legally and validly issued and entitled to the benefits of the Trust Agreement.

     We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In expressing our opinion herein, we have relied (i) as to all matters of Jersey, Channel Islands law upon the opinion of Mourant du Feu & Jeune which has been filed as an exhibit to the Registration Statement and (ii) as to all matters of Delaware law upon the opinion of Potter, Anderson & Corroon which has been filed as an exhibit to the Registration Statement. Our opinion is, insofar as such laws are concerned, subject to the assumptions, qualifications and exceptions contained in such opinions.

     We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion.

                                          Very truly yours,

                                          DAVIS POLK & WARDWELL